Exhibit 4.2(d)

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of certain terms of our common stock describes material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the forms of which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4(d) is also included, as well as the relevant portions of the Indiana Corporations Law.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of certain material terms of our amended articles of incorporation, bylaws and of certain provisions of Indiana law. The following summary does not purport to be complete and is qualified in its entirety by reference to our amended articles of incorporation and bylaws, and the relevant provisions of Indiana law.

General

Our authorized capital structure consists of:

• 1,100,000,000 shares of common stock, without par value: and

• 15,000,000 shares of preferred stock, without par value

        As of February 16, 2023, there were 314,424,560 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting

        The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends

        Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to such dividends as our board of directors may declare out of funds legally available.

Liquidation Rights

        In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any series of our preferred stock, the holders of our common stock will be entitled to receive the distribution of any of our remaining assets.

Other matters

        Holders of our common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

        We are authorized to issue up to 15,000,000 shares of preferred stock in one or more series. Our amended articles of incorporation authorize our board of directors to determine and state the designations and the relative rights (including, if any, conversion rights, participation rights, voting rights, dividend rights and stated, redemption and liquidation values), preferences, limitations and restrictions of each unissued series. All shares of preferred stock of the same series must be identical with each other in all respects. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

        When we issue preferred stock, we will provide specific information about the particular class or series being offered in a prospectus supplement. This information will include some or all of the following:

• the title or designation of the series;

• the number of shares to be included in the series;

• whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

• the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

• the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

• the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

• the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Ball Corporation;

• whether the preferred stock being offered will be listed on any securities exchange;

•if necessary, a discussion of certain federal income tax considerations applicable to the preferred stock being offered;

• the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

• any other relative rights, preferences, limitations and powers not inconsistent with applicable law or our articles of incorporation or bylaws then in effect.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Certain Anti-Takeover Matters

        As previously disclosed in SEC filings, we announced our plans to eliminate our classified Board structure in January 2022, and we are continuing the process of that transition. Certain provisions of our amended articles of incorporation and bylaws, as well as certain provisions of the Indiana Business Corporation Law, may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Removal of Directors Only for Cause; Filling Vacancies

        Our amended articles of incorporation provide that, subject to the right of holders of any series of preferred stock to elect directors, any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 75% of the combined voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Our amended articles of incorporation also provide that, subject to the right of holders of any series of preferred stock to elect directors, any newly created directorships resulting from an increase in the number of directors and any vacancy on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

        The director removal and vacancy provisions restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the board of directors by filling the vacancies created by removal with its own nominees.

Advance Notice Requirements

        Our bylaws set forth advance notice procedures with regard to shareholder nomination of candidates for election as directors and shareholder proposals of business to be presented at annual meetings of shareholders. These procedures provide that notice of such shareholder nominations or proposals must be given timely in proper written form to the Secretary of Ball Corporation prior to the meeting at which the shareholder nominee or such business is to be considered. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. To be in proper written form, the notice must contain the information required by our bylaws, including information regarding the proposal and the proponent. The advance notice requirements may have the effect of discouraging a potential acquiror from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our company.

Special Meetings of Shareholders

        Our bylaws do not grant shareholders the right to call a special meeting of shareholders. Under our bylaws, special meetings of shareholders may be called only by our chairman of the board or by the board of directors or as otherwise may be required by law.

Restrictions on Certain Related Party Business Combination Transactions

        In order to approve certain business combination transactions involving related parties, our amended articles of incorporation require the affirmative vote of the holders of at least 75% of the then outstanding shares of our capital stock entitled to vote generally in the election of directors. These related party business combination transactions include:

•any merger or consolidation of us or any of our subsidiaries with (1) any related party or (2) any other person or entity who or which is, or after such merger or consolidation would be, an affiliate or associate of the related party;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any related party or an affiliate or associate of a related party of any assets of Ball Corporation or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more;

•any issuance or transfer by us or any of our subsidiaries of any securities having an aggregate fair market value of $10,000,000 or more of Ball Corporation or any of our subsidiaries to any related party or an affiliate or associate of a related party in exchange for cash, securities or property (or combination thereof);

• the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of a related party or an affiliate or associate of a related party;

•any reclassification of securities or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction that has the effect, either directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of us or any of our subsidiaries that is directly or indirectly owned by any related party or an affiliate or associate of a related party; or

•any agreement, contract or other arrangement providing for any one or more of the transactions mentioned above.

        A related party is a person or entity who or which (1) is the beneficial owner of more than 10% of the voting power of our outstanding capital stock entitled to vote generally in the election of directors; or (2) is one of our affiliates or associates and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of our outstanding capital stock entitled to vote generally in the election of directors; or (3) is an assignee of or has otherwise succeeded to any shares of our voting stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any related party, if such assignment or succession shall have occurred in the course of a transaction not involving a public offering within the meaning of the Securities Act.

        The supermajority voting requirement does not apply, however, if:

•the related party business combination transaction is approved by a majority of directors who are unaffiliated with the related party and who were directors before such person or entity became a related party; or

•specified price, form of consideration and procedural requirements have been met.

Indiana Business Combinations Statute

        We are subject to Chapter 43, the Business Combinations Chapter, of the Indiana Business Corporation Law. Our bylaws provide that Chapter 42, the Control Share Acquisition Chapter, of the Indiana Business Corporation Law shall not apply to control share acquisitions of shares of our capital stock.

        Subject to exceptions set forth in the Business Combinations Chapter, that Chapter prohibits an Indiana corporation from engaging in certain business combination transactions, including transactions similar to the related party business combination transactions described above, with any interested shareholder for a period of five years following the date that the shareholder first became an interested shareholder, unless the business combination or the purchase of shares made by the interested shareholder on such date is approved by the board of directors of the corporation prior to such date. If prior approval of the board of directors is not obtained, several price and procedural requirements must be met before the business combination may be completed.

        In general, the Business Combinations Chapter defines an interested shareholder as any person who or which (1) is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) is an affiliate or associate of the corporation and at any time within the five year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the corporation.

Transfer Agent

        The transfer agent and registrar for our common stock is Computershare Trust Company.